EXHIBIT 99.1

James Green Named President and CEO of Harvard Bioscience

HOLLISTON, Mass., July 08, 2019 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) announced today that James Green has been named President and Chief Executive Officer of the Company by its Board of Directors, effective immediately. Additionally, Harvard Bioscience’s Board has appointed Bertrand Loy as Lead Independent Director.

Green has been a member of the Company’s Board since April 2015, and Chairman of the Board since June 2017, and will continue to serve as Chairman. Green will succeed Jeff Duchemin as President and CEO.

Green said, “I am committed to creating a strong platform through focused execution. The fundamental capabilities are already here and we will focus on operating efficiencies, portfolio optimization and organic growth.”

Loy said, “Jim Green is the ideal CEO for Harvard Bioscience. He is a trusted leader with a well-established track record of executing successful turn arounds and creating shareholder value. Jim knows the Company’s opportunities and challenges and is uniquely qualified to deliver improved operational performance.”

Green, 61, served as President and Chief Executive Officer of Analogic Corporation from 2007 to 2016. While successfully leading the company through the great recession, core revenues grew over 50% and gross margins, operating margins and earnings per share dramatically improved. In addition, under his leadership, Analogic was recognized by Forbes as a member of the one hundred most trustworthy small cap companies. More recently, as President of Spacelabs Healthcare, Green led a successful global restructuring, rationalizing the company’s cost structure and product portfolio and quickly stabilizing revenues while significantly improving operating margins. Green earned a bachelor’s degree in electrical engineering from the University of Missouri at Columbia and a master’s degree in computer engineering from the University of Southern California and is a graduate of the Stanford University Executive Program.

Green commented, “The Board and I want to thank Jeff Duchemin for his hard work over the past nearly 6 years and wish him success in his new endeavors.”

Bertrand Loy, 54, has been a member of the Company’s Board of Directors since November 2014, serves as Chairman of the Board’s Governance Committee and is a member of the Audit Committee. Loy is President, Chief Executive Officer and a Director of Entegris Inc.

Further details are available in the Form 8-K filed by Harvard Bioscience with the Securities and Exchange Commission on July 8, 2019.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

Contact:
Karen McDonald
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